UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2015

NEVRO CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-36715	56-2568057
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1800 Bridge Parkway

Redwood City, CA 94065

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 251-0005

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 18, 2015, Nevro Corp. (the “Company”) entered into a Manufacturing and Supply Agreement (the “Vention Agreement”) with Vention Medical Design and Development, Inc. (“Vention”), pursuant to which Vention has agreed to manufacture and supply the Company’s implantable pulse generators (IPG). The Company is obligated to purchase from Vention specified minimum purchase quantities of IPGs for the duration of the Vention Agreement.

The Vention Agreement continues for five years unless terminated earlier. The term of the Vention Agreement automatically renews for additional one-year terms unless one party provides the other party with written notice of termination at least one year prior to the end of the applicable renewal period. The Vention Agreement may be terminated by the Company for any reason upon 180 days’ written notice to Vention. In addition, the Vention Agreement may be terminated by mutual agreement of the parties, or by either party, with written notice, upon uncured material breach or insolvency of the other party. Upon termination of the Vention Agreement, Vention shall, upon the Company’s request, manufacture an additional 24 months of continuous supply of IPGs based on the preceding forecast average or such other amount as agreed upon by the parties.

The Vention Agreement contains, among other provisions, customary representations and warranties by the parties, ordering and payment and shipping terms, customary provisions with respect to the ownership of any intellectual property created pursuant to the Vention Agreement, certain indemnification rights in favor of both parties, limitations of liability and customary confidentiality provisions.

The foregoing description of the material terms of the Vention Agreement is qualified in its entirety by the full terms of the Vention Agreement, which the Company intends to file as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2015. The Company intends to seek confidential treatment for certain portions of the Vention Agreement pursuant to a Confidential Treatment Request submitted to the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEVRO CORP.

Date: December 22, 2015	By:	/s/ Andrew H. Galligan
Andrew H. Galligan
Chief Financial Officer